UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2013

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Option Agreement Extension

The option agreement (the “Option Agreement”), by and between Monticello Raceway Management, Inc. (“MRMI”), a wholly-owned subsidiary of Empire Resorts, Inc. (the “Company”), and EPT Concord II, LLC (“EPT” and, together with MRMI, the “Parties”), originally entered into on December 21, 2011, was further amended by a letter agreement between the Parties, dated June 27, 2013 (the “Letter Agreement”). Pursuant to the Option Agreement, EPT granted MRMI a sole and exclusive option to lease certain EPT property located in Sullivan County, New York (the “EPT Property”) pursuant to the terms of a lease negotiated between the parties.

Pursuant to the Letter Agreement, MRMI and EPT agreed to extend the option exercise period and the final option exercise outside date (as such terms are defined in the Option Agreement) from June 30, 2013 to July 30, 2013 (as the same may be further extended pursuant to the Option Agreement). Except for these amendments, the Option Agreement remains unchanged and in full force and effect.

Bryanston Settlement Agreement

Effective as of June 30, 2013 (the “Closing Date”), the Company, Kien Huat Realty III Ltd. (“Kien Huat”), Colin Au Fook Yew (“Au”) and Joseph D’Amato (“D’Amato” and, together with the Company, Kien Huat and Au, the “Company Parties”) consummated the closing of a Settlement Agreement and Release (the “Settlement Agreement”) with Stanley Stephen Tollman (“Tollman”) and Bryanston Group, Inc. (“Bryanston Group” and, together with Tollman, the “Bryanston Parties”). Pursuant to the Settlement Agreement, the Company Parties and the Bryanston Parties agreed to the settlement of certain claims relating to shares of Series E Preferred Stock of the Company (the “Preferred Stock”) held by the Bryanston Parties and that certain Recapitalization Agreement, dated December 10, 2002, by and between, among others, the Bryanston Parties and a predecessor to the Company (the “Recapitalization Agreement”), pursuant to which the Bryanston Parties acquired the Preferred Stock. On the Closing Date, the Recapitalization Agreement terminated and ceased to have any further force and effect as between the Bryanston Parties and the Company.

In consideration for the mutual release of all claims, Empire shall redeem, purchase and acquire the Preferred Stock from the Bryanston Parties in accordance with the following timeline and payment schedule and based upon the closing by the Company of third party financing in an aggregate amount sufficient to enable the Company to complete the construction of its planned casino, hotel and racetrack at the EPT Property (the “Concord Event”).

Preferred Stock Redemption Schedule

Timeline	Tollman Redemption Payment	Bryanston Group Redemption Payment

On the Closing Date	All Preferred Stock held by Tollman redeemed at approximately $1.528 million.	—

On the earlier to occur of the Concord Event and January 1, 2014	Payment of all dividends accrued and unpaid on Tollman’s Preferred Stock since December 10, 2002 (the “Accrued Dividends”) from funds legally available to the Company to effect such payment.	—

If the Concord Event occurs on or before December 31, 2013	—	All Preferred Stock and Accrued Dividends held by Bryanston redeemed at $22.8 million from funds legally available to the Company to effect such payment.

If the Concord Event occurs after December 31, 2013 and on or before June 30, 2014	—	All Preferred Stock and Accrued Dividends held by Bryanston redeemed for an amount between $22.8 million and $28.0 million from funds legally available to the Company to effect such payment pro rated based upon the actual number of days after December 31, 2013 the date that the Preferred Stock is redeemed.

If the Concord Event occurs after June 30, 2014 and on or before December 31, 2014	—	All Preferred Stock held by Bryanston redeemed for an amount between $28.0 million and the Liquidation Value of the Preferred Stock (as such term is defined in the Recapitalization Agreement) and all Accrued Dividends as of December 31, 2014 from funds legally available to the Company to effect such payment pro rated based upon the actual number of days after December 31, 2013 the date that the Preferred Stock is redeemed.

If the Concord Event does not occur before December 31, 2014	—	Annual Dividend for calendar year 2014 shall be paid to Bryanston Group in the amount of approximately $1.240 million prior to the 30th day following December 31, 2014 from funds legally available to the Company to effect such payment.

If the Concord Event occurs after December 31, 2014 and on or before June 30, 2015	—	All Preferred Stock held by Bryanston shall be redeemed for an amount equal to the Liquidation Value and Accrued Dividends as of the date of the Concord Event from funds legally available to the Company to effect such payment.

If the Concord Event does not occur by June 30, 2015	—	150,000 shares of Bryanston’s Preferred Stock shall be redeemed on June 30, 2016 for $1.5 million. An additional 150,000 shares of Preferred Stock shall be redeemed for $1.5 million on each June 30 for the next three years from funds legally available to the Company to effect such payment. The balance of the Preferred Stock shall be redeemed in an amount equal to the Liquidation Value and Accrued Dividends on June 30, 2020 from funds legally available to the Company to effect such payment.

As conditions to closing, (i) Bryanston Group delivered a voting proxy on the Preferred Stock they hold to designated officers of the Company, pursuant to which those officers have agreed not to vote the shares; (ii) the parties executed joint stipulations and orders dismissing certain actions filed by the Bryanston Parties against the Company Parties in New York Supreme Court (the “New York Court Proceeding”) and the United States District Court for the Southern District of New York (the “Federal Court Proceeding”) and extinguishing all claims of the Bryanston Parties that have been or could have been asserted against the Company Parties or any affiliated persons; (iii) the Board of Directors of Bryanston Group approved the Settlement Agreement and the transactions contemplated thereby before June 30, 2013; and (iv) the Settlement Agreement was reviewed by the New York State Gaming Commission. The Federal Court Proceeding was dismissed on June 28, 2013 and the New York Court Proceeding was dismissed on June 26, 2013.

The parties further agreed that, in the event of a voluntary or involuntary liquidation, dissolution or winding-up of the Company, Bryanston’s Preferred Stock would retain all rights, rank and priority as enumerated in the Certificate of Designations, Powers, Preferences and Rights of the Series E Preferred

Stock. In the event the Company fails to make a payment due and owing to the Bryanston Parties from funds legally available to effect such payment, the Company shall have 45 days to cure such default. If such default is not cured within 45 days, the Company will be obligated to redeem the balance of the Preferred Stock held by Bryanston at the Liquidation Value and Accrued Dividends from funds legally available to effect such payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2013

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato Title: Chief Executive Officer